Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton, LLP]

June 19, 2009

Teléfonos de México, S.A.B. de C.V.

Parque Vía 190

Colonia Cuauhtémoc

06599 México, D.F. México

Ladies and Gentlemen:

We have acted as special United States counsel to Teléfonos de México, S.A.B de C.V., a corporation organized under the laws of the United Mexican States (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”), relating to the offering of debt securities (the “Securities”), from time to time, together or separately and in one or more series (if applicable). The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Securities, the Securities will be issued under an indenture, dated as of June 19, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the Registration Statement, including the Indenture attached thereto or incorporated by reference therein as exhibit.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the

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Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Securities), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) the Company will duly authorize the offering and issuance of the Securities, including establishing the final terms and conditions thereof, which terms will conform to those contained in the Indenture and will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over, the Company, (iii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing the issuance of such Securities and in the manner contemplated by the Registration Statement, (iv) the Securities will be offered, issued, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Company will enter, together with the Trustee, into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action, and (vi) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the Indenture, duly authenticated and countersigned.

In rendering the opinion expressed above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or in the case of Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 115 of the Indenture by the Company of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 115 of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Indenture and the Securities is (notwithstanding the waiver in Section 115) subject to the

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power of such courts to transfer actions pursuant to 28 U.S.C. § 1404 (a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion as to the enforceability of Section 1010 of the Indenture providing for indemnification by the Company of the Trustee and the holders of the Securities against any loss in obtaining the currency due to the Trustee or such holders of the Securities from a court judgment in another currency.

With respect to any Securities that may be issued in a currency other than U.S. dollars, we note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of the Securities” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jorge U. Juantorena
Jorge U. Juantorena, a Partner